Snowflake Welcomes Bill Scannell to its Board of Directors

Dell Technologies veteran brings decades of go-to-market expertise to support Snowflake’s continued growth

No-Headquarters/BOZEMAN, Mont. – May 8, 2025 – Snowflake (NYSE: SNOW), the AI Data Cloud company, today announced the appointment of Bill Scannell to its Board of Directors, effective May 7, 2025.

"The addition of Bill Scannell to Snowflake’s Board of Directors comes at an exciting time as we continue to empower every enterprise to unlock the full potential of their data and AI," said Sridhar Ramaswamy, CEO at Snowflake. "Bill exemplifies field excellence: his deep experience in global sales and customer operations will be instrumental in driving us forward."

Scannell is currently the President of Global Sales and Customer Operations at Dell Technologies, a role he has held for nearly four decades, leading their go-to-market strategy and global growth across 180 countries. Under his leadership, Dell Technologies customer-facing professionals have earned distinction as one of the most successful and customer-focused organizations in any industry. Scannell holds a Bachelor of Science degree in business management from Northeastern University.

"Joining the Snowflake Board of Directors at this pivotal moment in the AI landscape is a tremendous opportunity," commented Scannell. "Snowflake's leadership in the AI era is undeniable, and I am deeply enthusiastic about contributing to Snowflake’s mission to help all enterprises harness the power of data and AI.”

About Snowflake
Snowflake makes enterprise AI easy, efficient and trusted. More than 11,000 companies around the globe, including hundreds of the world’s largest, use Snowflake’s AI Data Cloud to share data, build applications, and power their business with AI. The era of enterprise AI is here. Learn more at snowflake.com (NYSE: SNOW).

Media Contact
Danica Stanczak
Corporate Communications, Snowflake
press@snowflake.com

Source: Snowflake Inc.